Exhibit 99.1

Pfenex and NT Pharma Enter into a Development and License Agreement for Pfenex’s PF708 Therapeutic Equivalent Candidate to Forteo®

SAN DIEGO and HONG KONG April 18, 2018— Pfenex Inc. (NYSE AMERICAN: PFNX) and China NT Pharma Group Company Limited (NT Pharma) (HKG:1011) today announced an agreement under which Pfenex granted NT Pharma non-exclusive development and exclusive commercialization rights to PF708, a teriparatide therapeutic equivalent candidate to Eli Lilly & Company’s Forteo®, in Mainland China, Hong Kong, Singapore, Malaysia and Thailand.

In accordance with the agreement, Pfenex received a payment of $2.5 million upon signing of the agreement and may be eligible to receive additional payments of up to $22.5 million based on the achievement of certain development, regulatory, and sales-related milestones. Pfenex may also be eligible to receive double-digit royalties on net product sales. NT Pharma will be responsible for any further development required to achieve regulatory approval as well as commercialization activities in the territory.

“This agreement will expand NT Pharma’s orthopedic product portfolio which currently includes Miacalcic franchise acquired from Novartis. The collaboration with Pfenex will leverage the strengths and resources of both companies to accelerate the development and commercialization of the product,” said Mr. Ng Tit, NT Pharma Chairman and Chief Executive Officer. “This partnership will open further discussion on potential partnering for other Pfenex pipeline product candidates.”

“We are pleased to announce our collaboration with NT Pharma, a recognized pharmaceutical leader in China and the Asia Pacific region. Upon receipt of the relevant marketing approvals, we believe this collaboration will allow us to drive sales of PF708 in key pharmaceutical markets,” said Eef Schimmelpennink, Chief Executive Officer of Pfenex. “NT Pharma is well positioned to complete the development and commercialization of the product in the territory given its demonstrated experience in the orthopedic space.”

About Pfenex Inc.

We are a clinical-stage development and licensing biotechnology company focused on leveraging our Pfenex Expression Technology® to improve protein therapies for unmet patient needs. Using the patented Pfenex Expression Technology platform, we have created an advanced pipeline of therapeutic equivalents, vaccines, biologics and biosimilars. Our lead product candidates are PF708, a therapeutic equivalent candidate to Forteo® (teriparatide) for the treatment of osteoporosis, and our novel anthrax vaccine candidates, Px563L and RPA563, funded through an advanced development contract with the U.S. government. In addition, we are developing hematology/oncology products, including PF743, a recombinant crisantaspase, and PF745, a recombinant crisantaspase with half-life extension technology, in collaboration with Jazz Pharmaceuticals. Furthermore, our pipeline includes biosimilar candidates to Lucentis® and

Neulasta®.

About China NT Pharma Group Company Limited (NT Pharma)

NT Pharma is a technology-based pharmaceutical company which is principally engaged in the investment, research and development (“R&D”), manufacturing and sales of pharmaceutical products in the People’s Republic of China (“China” or “PRC”) and countries overseas, with its products covering therapeutic areas of severe illness such as oncology, orthopedics, Central Nervous System (“CNS”), hepatology and respiratory system. NT Pharma owns two new Class 1 drugs in China, one well-known international brand-name drug, and a number of generic drugs, and the Group conducts its production through three of its subsidiaries, namely Suzhou First Pharmaceutical Co., Ltd. (“Suzhou First”), Jiangsu NT Biopharma Co., Ltd. (“Jiangsu Biopharma”) and NT Pharma Changsha Pharmaceutical Co., Ltd. (“Changsha Pharma”) and overseas partnered CMO. The Group also owns several sales and distribution companies with around 1,000 sales professionals and R&D specialists. The Group has an extensive promotion network in China, covering nearly 10,000 hospitals.

Pfenex Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements because they contain words such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these words or other similar terms or expressions that concern Pfenex’s expectations, strategy, plans or intentions. Forward-looking statements in this press release include, but are not limited to, statements regarding the future potential of PF708, including development and commercialization of PF708; the potential to receive future milestone and royalty payments under Pfenex’s agreement with NT Pharma; the expectation for PF708 to obtain marketing approval in key pharmaceutical markets; the belief that this agreement will accelerate development and commercialization of PF708; the potential for the collaboration to drive sales of PF708 in key pharmaceutical markets; the belief that NT Pharma is well positioned to complete the development and commercialization of PF708; and the potential for future collaborations with Pfenex and NT Pharma. Actual results may differ materially from those indicated by these forward-looking statements as a result of the uncertainties inherent in the clinical drug development process, including, without limitation, challenges in successfully demonstrating the efficacy and safety of product candidates; the pre-clinical and clinical results for product candidates, which may not support further development of product candidates or may require additional clinical trials or modifications of ongoing clinical trials or regulatory pathways; challenges related to commencement, patient enrollment, completion, and analysis of clinical trials; Pfenex’s ability to obtain additional funding to support its business activities and establish and maintain strategic business alliances and new business initiatives; Pfenex’s dependence on third parties for development, manufacture, marketing, sales and distribution of products; unexpected expenditures; and difficulties in obtaining and maintaining intellectual property protection for product candidates. Information on these and additional risks, uncertainties, and other information affecting Pfenex’s business and operating results is contained in Pfenex’s Annual Report on Form 10-K for the year ended December 31, 2017 and in Pfenex’s subsequent reports filed with the

Securities and Exchange Commission. The forward-looking statements in this press release are based on information available to Pfenex as of the date hereof, and Pfenex disclaims any obligation to update any forward-looking statements, except as required by law.

Pfenex investors and others should note that we announce material information to the public about the Company through a variety of means, including our website (http://www.pfenex.com/), our investor relations website (http://pfenex.investorroom.com/), press releases, SEC filings, public conference calls, corporate Twitter account (https://twitter.com/pfenex), Facebook page (https://www.facebook.com/Pfenex-Inc-105908276167776/timeline/), and LinkedIn page (https://www.linkedin.com/company/pfenex-inc) in order to achieve broad, non-exclusionary distribution of information to the public and to comply with our disclosure obligations under Regulation FD. We encourage our investors and others to monitor and review the information we make public in these locations as such information could be deemed to be material information. Please note that this list may be updated from time to time.

Pfenex Contact

Susan A. Knudson

Chief Financial Officer

(858) 352-4324

SKnudson@pfenex.com